EXHIBIT 12.1


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                 Three Months Ended             Six Months Ended
                                                      June 30,                      June 30,
                                               ------------------------     -------------------------
                                                  1999         1998            1999         1998
                                               ------------ -----------     ------------- ----------
Earnings
  Income  (loss)  before  taxes and minority
    interest................................   $     31.1   $    21.0       $    57.9   $     35.6

  Adjustments:
    Minority    interest    in   losses   of
      consolidated subsidiaries.............        ---         ---             ---          ---
    Undistributed   (income)  loss  of  less
      than 50% owned investments............        ---         ---             ---          ---
    Distributions  from  less than 50% owned
      investments...........................        ---         ---             ---          ---
    Fixed charges...........................         17.2        13.5            31.9         23.3
                                                 ----------   ---------       ----------  -----------


  Earnings..................................         48.3        34.5            89.8         58.9
                                                 ----------   ---------       ----------  -----------


Combined fixed charges, including
    preferred accretion
  Interest expense,  including debt discount
    amortization............................         15.6        12.2            28.9         21.0
  Accretion   of   redeemable    convertible
    preferred stock........................         ---         ---             ---          ---
  Amortization/writeoff   of  debt  issuance
    costs...................................          0.5         0.5             1.1          1.0
  Portion of rental  expense  representative
    of interest factor (assumed to be 33%)..
                                                      1.1         0.8             1.9          1.3
                                                 ----------   ---------       ----------  -----------


  Fixed charges.............................   $     17.2   $    13.5       $    31.9   $     23.3
                                                 ----------   ---------       ----------  -----------


Ratio of earnings to combined fixed charges.
                                                      2.8x        2.6x           2.8x         2.5x

                                                 ==========   =========       ==========  ===========

Amount of earnings  deficiency  for coverage
   of combined fixed charges................
                                               $    ---     $   ---         $   ---     $    ---
                                                 ==========   =========       ==========  ===========

